    As filed with the Securities and Exchange Commission on March 10, 1998
                                                  Registration No. 333-_____
________________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ---------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               AGRIBIOTECH, INC.
            -------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

            Nevada                                    85-0325742
-------------------------------                 ---------------------
(State or Other Jurisdiction of                   (I.R.S. Employer
Incorporation or Organization)                  Identification Number)


                          2700 Sunset Road, Suite C-25
                            Las Vegas, Nevada 89120
                                 (702) 798-1969
       ----------------------------------------------------------------
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                  Dr. Johnny R. Thomas, Chairman of the Board
                               AgriBioTech, Inc.
                         2700 Sunset Road, Suite C-25
                            Las Vegas, Nevada 89120
                                (702) 798-1969
       ----------------------------------------------------------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                   Copies to:

                            Elliot H. Lutzker, Esq.
                            Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, New York 10158
                  Tel:  (212) 687-3860    Fax:  (212) 949-7052

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

                                                      Proposed           Proposed
Title of Each                                          Maximum           Maximum
Class of Securities                                Offering Price       Aggregate          Amount of
to be Registered        Amount to be Registered     Per Share (1)   Offering Price(1)   Registration Fee
---------------------  --------------------------  ---------------  -----------------   ----------------
Common Stock,              7,000,000 Shs.(2)         $13 7/16  (3)     $94,062,500          $28,503.78
$.001 par value

-----------------------------------------------
Total Registration Fee  ................................................................. $28,503.78(11)
-----------------------------------------------

  (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

  (2) Issuable (i) to Selling Stockholders in exchange for the assets and/or stock of entities to be acquired by the Registrant, including, but not limited to, 1,464,091 shares anticipated to be issued in connection with the Company's previously announced acquisitions and other prospective acquisitions, for resale by the former shareholders of such acquired companies, (ii) in registered original equity issuances by the Registrant, and/or (iii) for resale by purchasers of restricted stock.

  (3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing sale price of the Common Stock of the Registrant on March 4, 1998, on the Nasdaq National Market of $13 7/16 per share.
                          ----------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Pursuant to Rule 429 under the Act, the Prospectus included as part of this Registration Statement shall be deemed to be a combined prospectus which shall also relate to the Registrant's Registration Statements (File Numbers 33-78470, 333-13953 and 333-33367) and Post-Effective Amendment No. 1 (File Number 33-97684). This Registration Statement and the Registration Statements being amended hereby are collectively referred to herein as the "Registration Statement."

                              --------------------

                     SUBJECT TO COMPLETION, MARCH __, 1998

  PROSPECTUS
                               AGRIBIOTECH, INC.

                       7,000,000 Shares of Common Stock

    This Prospectus pertains to 7,000,000 shares of Common Stock (the "Shares"), $.001 par value per share, of AgriBioTech, Inc., a Nevada corporation ("ABT" or the "Company"). The Shares are (a) being registered for issuance by the Company in exchange for the assets and/or stock of entities which may be acquired by the Company, including, but not limited to, 1,464,091 shares anticipated to be issued in connection with the Company's previously announced acquisitions (the "Pending Acquisitions") and other prospective acquisitions to the selling stockholders to be named herein or by supplement (the "Selling Stockholders"), (b) being registered for resale by Selling Stockholders who received 30,109 shares in lieu of a cash payment to the former owners of Clark Seeds, Inc., or (c) being registered for original equity issuances to or resales by (collectively, "Private Placements") qualified institutional buyers ("QIBs"), institutional accredited investors, other accredited investors, broker-dealers who are members in good standing with the National Association of Securities Dealers, Inc. or foreign broker-dealers (collectively referred to herein as "Investors").

    The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders, although it will receive the purchase price from Private Placements to Investors at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. It is anticipated that the Selling Stockholders will offer shares of Common Stock for resale at prevailing prices on the Nasdaq National Market ("Nasdaq"). See "Plan of Distribution." All selling expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

    The Common Stock is traded on Nasdaq under the symbol "ABTX." On March 9, 1998, the closing sale price of the Common Stock as reported on Nasdaq was $14.00 per share.

    THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                              -------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROSPECTUS ALSO AMEND THE COMPANY'S PROSPECTUSES DATED OCTOBER 10, 1995, OCTOBER 18, 1996 AND DECEMBER 17, 1997.

                 THE DATE OF THIS PROSPECTUS IS MARCH 10, 1998

    The registration of the Shares offered hereby is being effected in connection with registration rights to be granted by the Company pursuant to the terms of either (i) various asset and stock purchase agreements concerning the Pending Acquisitions or other prospective acquisitions, or (ii) prospective Private Placements. In accordance with the terms of such rights, the Company will bear the expenses of such registration, which are estimated to be $55,000, except that the Selling Stockholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of their respective Shares and their respective legal expenses.

    Commencing on the effective date of this Prospectus, the Shares may be sold as original equity issuances to Investors and/or from time to time, by the Selling Stockholders directly to purchasers, pledged or, alternatively, may be offered through agents, brokers, dealers or underwriters, who may receive compensation in the form of commissions or discounts from the Selling Stockholders or purchasers of the Shares. Sales of the Shares may be made on Nasdaq, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price.

    Any brokers, dealers or agents that participate in the distribution of the Shares (the "Offering") may be deemed to be underwriters under Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions, discounts and/or other compensation received by them on the sale or resale of such Shares may be deemed to be underwriting compensation under the Securities Act. The sale of the Shares by the Selling Stockholders is subject to the prospectus delivery and other requirements of the Securities Act. See "Plan of Distribution."

    No person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any circumstances in which such offer or solicitation is unlawful.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at the Northeast Regional Office, Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office, 500 West Madison Street, Chicago, Illinois 60611-2511. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W.,

  Washington, D.C. 20549 and may be found on the Commission's Worldwide Web site at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement and the exhibits thereto or incorporated therein by reference. The Registration Statement, including such exhibits, may be inspected without charge at the public reference facilities maintained by the Commission, at the Commission's regional offices at the addresses stated above and on the Commission's Web site. Copies of these documents may be obtained, at prescribed rates, by writing to the Commission's Public Reference Section at the address set forth above.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are by this reference incorporated into and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-KSB (as amended) for the fiscal year ended June 30, 1997 ("Form 10-KSB");(ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997 (as amended) and December 31, 1997, as amended ("Forms 10-Q"), (iii) the Company's Current Reports on Form 8-K for October 30, 1996 (as amended), May 15, 1997 (as amended), August 22, 1997 (as amended), October 22, 1997, December 1, 1997, January 6, 1998 (as amended), January 9, 1998 (as amended) and January 26, 1998 ("Forms 8-K");
  (iv) the description of the Company's Common Stock, $.001 par value, contained in the Company's registration statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such information; (v) the Company's Proxy Statement dated January 20, 1998; and (vi) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all the securities remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to

  AgriBioTech, Inc., Attention: Secretary, 2700 Sunset Road, Suite C-25, Las Vegas, NV 89120; telephone number (702) 798-1969.

                                  THE COMPANY

    AgriBioTech, Inc. (the "Company" or "ABT") is the largest agricultural seed company in the United States that specializes in developing, processing, packaging and distributing varieties of forage and cool season turfgrass seeds. Since January 1, 1995, the Company has completed 17 acquisitions and has executed letters of intent to acquire seven additional companies. The Company has grown from net sales of $29,000 in fiscal 1994 to pro forma net sales of approximately $336 million for the fiscal year ended June 30, 1997, including completed and Pending Acquisitions. The Company's vertically integrated forage and turfgrass seed operations include traditional genetic breeding and research and development programs for most forage and cool season turfgrass species, seed processing plants that clean, condition and package ABT's products, and national and international distribution and sales networks in 48 states and 51 countries.

    The Company was incorporated in the State of Colorado on December 31, 1987 under the name Sussex Ventures, Ltd. ("Sussex"). The Company was an inactive development stage company until September 30, 1993 when it acquired all of the outstanding stock of AgriBioTech, Inc., a Nevada corporation ("ABT"). ABT was treated as the acquiring corporation in the transaction, which was accounted for as a reverse purchase. In June 1994, the Company merged with and into ABT, then a wholly-owned subsidiary of the Company, and changed its name to AgriBioTech, Inc. and became a Nevada corporation. The Company had limited revenues until 1995, when it commenced its acquisition program.

                                  THE OFFERING

  Shares of Common Stock to be offered .......................   7,000,000 (1)

  Shares of Common Stock issued and outstanding
  before the offering ........................................  31,208,738 (2)
  _______________

  (1) Consists of shares of Common Stock reserved for issuance in connection with (a) future acquisitions, including the pending acquisitions of Discount Farm Center, Inc., Zajac Performance Seeds, Inc., Ohio Seed Company, Van Dyke Seed Co., Inc., Las Vegas Fertilizer Co., Inc., Kinder Seed, Inc. and Willamette Seed Co. (the "Pending Acquisitions") (see "Recent Developments"), other prospective acquisitions or (b) prospective Private Placements, and (or) for resale by Selling Stockholders who received 30,109 shares in lieu of a cash payment to the former owners of Clark Seeds, Inc.

  (2) Based on 31,208,738 shares outstanding as of February 23, 1998, but does not give effect to (i) 6,254,916 shares of Common Stock reserved for issuance upon exercise of stock options currently outstanding and an additional 2,076,850 shares of Common Stock issuable upon exercise of options available for future grants under the 1994 Plan and; (ii) 400,000 shares of Common Stock reserved for issuances upon grant of shares under the Bonus Plan; (iii) 305,202 shares of Common Stock issuable as of February 23, 1998, upon conversion of Preferred Stock outstanding.

  Use of
  Proceeds: The Company will not receive any proceeds from the sale of the -------- Securities offered by the Selling Stockholders. The Company will receive proceeds from Private Placements to Investors at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices and will use such proceeds for working capital purposes, including, but not limited to, the funding of potential acquisitions.

  Risk
  Factors:  Investment in the Shares offered hereby involves certain risks
  ------- discussed under "Risk Factors" that should be considered by prospective investors.

                              RECENT DEVELOPMENTS

  PENDING ACQUISITIONS

       The Company has signed letters of intent in connection with the Pending Acquisitions, described hereinafter, all of which the Company expects to close before the end of the fiscal year ending June 30, 1998 ("Fiscal 1998"). Since each acquisition is subject to conditions and events which may not necessarily occur, no assurance can be given that any of the following acquisitions will be completed.

  . Discount Farm Center, Inc. ("Discount"), Watertown, South Dakota -- sales of approximately $5.8 million for the 12 month period ended June 30, 1997; a purchase price of approximately $3.4 million, payable $1.7 million in cash and 115,591 shares of the Company's Common Stock, which, at the time the terms were agreed to, was valued at $15.03 per share; effective February 1, 1998. Discount is a supplier of forage small grains, other forages and birdseed in the Midwest.

  . Van Dyke Seed Co., Inc. ("Van Dyke"), Forest Grove, Oregon -- sales of approximately $9.7 million for the 12 month period ended June 30, 1997; purchase price of approximately $8.2 million, payable $3.6 million in cash and 460,000 shares of the Company's Common Stock, which, at the time the terms were agreed to, was valued at $10.00 per share; effective January 1, 1998. Van Dyke is a production company with a wholesale distribution base of a number of forage crops, such as red clover and crimson clover.

  . Zajac Performance Seeds, Inc. and its Oregon affiliate (collectively, "Zajac"), North Haledon, New Jersey, sales of approximately $8.4 million for the 12 month period ended June 30, 1997; a purchase price of approximately $6.6 million, payable $3.6 million in cash and 300,000 shares of the Company's Common Stock, which, at the time the terms were agreed to, was valued at $10.00 per share; effective January 1, 1998. Zajac specializes in providing proprietary turfgrass varieties to independent wholesale distributors under private label. Zajac's Oregon operations include a production facility and a distribution base.

  . Ohio Seed Company ("Ohio Seed"), West Jefferson, Ohio -- sales of approximately $9.3 million for the 12 month period ended June 30, 1997; a purchase price of approximately $3.8 million, payable $1.8 million in cash and 200,000 shares of the Company's Common Stock, which, at the time the terms were agreed to, was valued at $10.00 per share; effective March 1, 1998. Ohio Seed is a distribution company with approximately 60% turfgrass seed and 40% forage seed, with sales primarily in Ohio and Michigan.

  . Las Vegas Fertilizer Co., Inc. ("LVF") , Las Vegas, Nevada -- sales of approximately $14.4 million for the twelve month period ended June 30, 1997; a purchase price of approximately $10.0 million, payable $5.0 million in cash and 295,000 shares of the Company's Common Stock, which, at the time the terms were agreed to, was valued at $17.00 per share; effective January 1, 1998. LVF specializes in the distribution of turfgrass seed and ancillary products to golf courses and lawn and garden products to home improvement centers, mass merchandisers and independent nurseries in Nevada, California, Utah, Idaho and Wyoming.

  . Kinder Seed, Inc. ("Kinder"), Buffalo, New York -- sales of approximately $2.8 million for the 12 month period ended June 30, 1997; a purchase price of approximately $3.5 million, payable $2.0 million in cash and 93,500 shares of the Company's Common Stock, which, at the time the terms were agreed to, was valued at $16.00 per share; effective February 1, 1998. Kinder is a forage and turfgrass distribution company located in the Northeastern United States.

   . Willamette Seed Company ("Willamette"), Albany, Oregon -- sales of approximately $41.8 million for the 12 month period ended June 30, 1997; a purchase price of approximately $13.6 million, payable in cash, or cash and shares of the Company's Common Stock (to be valued at the date of closing) depending on each shareholder's election; effective March 1, 1998. Willamette is a production turfgrass seed company which markets to wholesale distributors in the United States and internationally; Willamette also provides fertilizers to Oregon farmers who grow turfgrass seed under contract.

                                  RISK FACTORS

       In addition to considering the other information set forth in, or incorporated by reference into, this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Company. This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act. Also, documents subsequently filed by the Company with the Securities and Exchange Commission (the "Commission"), and incorporated herein by reference will contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth or incorporated in this Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings. In analyzing an investment in the securities offered hereby, prospective investors should carefully consider, along with the other matters referred to herein, the risk factors described below.

       Ability to Manage Growth.  The Company has acquired all or part of 17
       ------------------------
  seed companies since January 1, 1995, has signed letters of intent to acquire seven additional seed companies and intends to expand current levels of operations. The Company's rapid growth since January 1995 has placed and may continue to place significant demands on the Company's management, technical, financial and other resources. In addition, successful expansion of the Company's operations will depend on, among other things, its ability to attract, hire and retain skilled management and other personnel, secure adequate sources of seed on commercially reasonable terms and successfully manage growth, none of which can be assured. To manage growth effectively, the Company will need to improve operational, financial and management information systems, procedures and controls. There can be no assurance that the Company will be able to manage its future growth effectively, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "Management's Discussion and Analysis or Plan of Operations" in the Form 10-KSB and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Forms 10-Q (collectively, "MD&A") and "Business -Acquisition Program" in the Form 10-KSB.

       Integration of Acquisitions.  The Company is in the process of
       ---------------------------
  integrating its recent acquisitions, and intends to expand current levels of
  operations through additional acquisitions.   The Company's future success
  depends upon its ability to combine the operations of its acquired subsidiaries into a vertically integrated company. The Company's acquired subsidiaries, many of which are geographically disparate, represent the full spectrum of the forage and turfgrass seed production, processing, sales and distribution process. The Company's prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with operating, managing and integrating a large group of businesses and/or subsidiaries. There can be no assurance that the Company will be able to effectively integrate the acquired subsidiaries, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See MD&A and "Business - Acquisition Program" in the Form 10-KSB.

       No Assurance of Future Growth and Acquisition Strategy.  The Company has
       ------------------------------------------------------
  experienced significant growth in net sales, from $29,000 in fiscal 1994 to $66 million in the fiscal year ended June 30, 1997 ("Fiscal 1997") and to pro forma net sales of approximately $336 million for Fiscal 1997. Although a portion of such growth is attributed to year-over-year sales growth of companies acquired more than one year ago, a significant amount of such growth has resulted from the Company's acquisitions. The Company's future growth will depend upon its ability to continue to make acquisitions, as well as increase sales from existing operations, neither of which can be assured.

            The Company is unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company competes for acquisition candidates with many entities that have substantially greater resources than the Company. While the Company has been able to complete 17 acquisitions during the last three years, the Company expects to face intensified competition as the Company's acquisition program has become well known in the seed industry. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions and integrate and expand acquired companies into its operations. Once integrated, there can be no assurance that acquired businesses will achieve comparable levels of sales, profitability, or productivity as existed prior to their acquisition. There have been previous unsuccessful attempts by others to consolidate the forage and/or turfgrass seed sectors. To the Company's knowledge, however, each of these attempts preceded the developments concerning the Plant Variety Protection Act (the "PVPA"), discussed under "Business--Proprietary Rights" in the Form 10-KSB. Nevertheless, in view of the fact that no other company has successfully vertically integrated and consolidated the forage and turfgrass seed sectors, there can be no assurance the Company will be successful in its efforts.

       Development of New Products.  The Company continues to develop new,
       ---------------------------
  genetically superior forage and turfgrass varieties. The Company believes that the development and marketing of such elite varieties will play a key role in the Company's success. There can be no assurance that the Company will develop such genetically superior strains either on its own or with industry partners. If the Company is unable to develop and successfully market new product lines, this could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Research and Development" in the Form 10-KSB.

       Market Acceptance.  Potential investors should be aware that even if the
       -----------------
  Company is successful in developing genetically superior strains as stated above, there can be no assurance that there will be a market for such products; or, if such a market develops that the Company will be able to recoup the costs associated with the development of these products. If the Company is unable to effectively market products it has developed, at prices sufficient to (i) cover the Company's costs and (ii) generate adequate return on the Company's capital, the Company's business, financial condition and results of operations may be materially adversely affected.

       Reliance on Patents and Proprietary Rights.  The Company owns proprietary
       ------------------------------------------
  varieties for a number of forage and turfgrass species that are protected under the PVPA and is seeking to acquire and/or develop other varieties protected by the PVPA. The PVPA prohibits others from selling seed of those proprietary varieties for 20 years, after which such protection expires. The inability to develop protected varieties could have a material adverse impact on the Company's business, financial condition and results of operations. There can be no assurance that any proprietary rights owned by the Company or licensed from third parties will not be challenged, invalidated, or circumvented, or that the rights held by the Company will provide any competitive advantage, or that the Company's competitors will not possess protected varieties that perform better than those of the Company. The Company could also incur substantial costs in asserting its proprietary rights against others, including any such rights obtained from third parties, and/or defending any infringement suits brought against the Company. See "Business-- Proprietary Rights" in the Form 10-KSB.

       Access to Biotechnology.  Breakthroughs in biotechnology have led to the
       -----------------------
  introduction of new, improved and specialized seeds in other seed sectors, such as corn, soybeans and cotton. The Company believes that similar breakthroughs in biotechnology will also lead to the introduction of enhanced seeds in the forage and turfgrass sectors. The Company is attempting to become the licensee or partner of choice for owners of value-added genetic traits in order to accelerate the introduction of these traits to its customers through biotechnologically enhanced products. In addition to the risks described above under "Development of New Products" and "Market Acceptance" there can be no assurance that the Company will succeed in its efforts to license biotechnology genes and develop partnerships with such owners. The Company's inability to develop or market products through biotechnology at prices sufficient to recover its costs and generate adequate returns on capital could have a materially adverse effect on the Company's future business, financial condition and results of operations. See "Business--Proprietary Rights" in the Form 10-KSB.

       Competition.  The seed industry and the field of agricultural technology
       -----------
  are both highly competitive. The Company competes in the forage and turfgrass seed sectors primarily on the basis of price, product quality and service. The major agricultural seed companies in the United States focus their sales around hybrid seed corn (Pioneer Hi-Bred International, DEKALB Genetics Corporation, Novartis AG and Mycogen Corporation), cotton seed (Delta and Pine Land Company) and other crops. In the past, these companies have treated forage and turfgrass seeds as ancillary crops when they compete in the marketplace. This is the opposite of the Company's business strategy, which is to treat forage and turfgrass seed as its primary product. Therefore, the

  Company's major competitors in the forage and turfgrass seed sectors currently are large regional companies and numerous small family seed businesses. However, any of the major agricultural seed companies may decide to intensify their efforts in the forage and turfgrass seed sectors. Management believes that as the Company's acquisition strategy becomes better known in the seed industry, the competition for acquisitions, sales, facilities and personnel
  will intensify.   The largest United States alfalfa competitors are Cenex/Land
  O' Lakes/Research Seed, Helena/AgriPro, Pioneer and Cal/West Seeds. The largest competitors for other forages are FFR Research and its farm cooperative members. There are also small family owned businesses that are strong competitors in small geographic areas. The largest producers and marketers of turfgrass seed (excluding the Company) in the United States are Pennington Seed and O.M. Scott.

       The Company currently competes with, and in the future expects that it will have to compete directly with, companies with substantially greater financial, marketing, personnel and research and development resources than those of the Company. There can be no assurance that the Company will be able to compete successfully against such companies. These competitive factors could have a material adverse effect on the Company's business, results of operation and/or financial condition.

         Lack of Historical Profitability; Leverage.  The Company has reported
         ------------------------------------------
  only two profitable quarters, both in calendar 1997, since becoming a publicly owned company in September 1993. Potential investors should be aware that over the life of the Company, the Company has not reported a profitable fiscal year and has failed to show consistent profitability. There can be no assurance that the Company will achieve or maintain consistent profitability in the future. The Company had an accumulated deficit of $13,033,561 through December 31, 1997.

       The Company has incurred a substantial amount of indebtedness in connection with certain of its acquisitions during the course of the last three years. In the event that the Company incurs substantial indebtedness in the future, the effect of such leverage may negatively impact the ability of the Company to (i) obtain additional financing on favorable terms; (ii) service such long-term indebtedness; and (iii) comply with financial and other covenants and operating restrictions imposed by such indebtedness.

       The ability of the Company to satisfy any such future obligations will primarily depend upon the future financial and operating performance of its operating subsidiaries and upon the Company's ability to renew or refinance bank borrowings and/or to raise additional equity capital. The Company's future performance is dependent upon financial, business and other economic factors affecting the Company and the agriculture industry in particular, many of which are beyond the control of the Company and its subsidiaries. See MD&A and the financial statements in the Form 10-KSB and Forms 10-Q.

         Need for Future Capital.  The Company's capital requirements have been
         -----------------------
  and are expected to continue to be significant. The Company plans to use a portion of the net proceeds of this offering to fund Pending Acquisitions and biotechnology research and development. There can be no assurance, however, that existing sources of capital will be sufficient to fund its future operations. The Company's future capital requirements will depend on numerous factors including, but not limited to, the timing and cost of any future acquisitions and the time and cost involved in integrating the Company's acquisitions and growing the Company's existing operations. See MD&A and "Business--Biotechnology Access" in the Form 10-KSB.

       Dependence on Key Personnel.  The success of the Company is largely
       ---------------------------
  dependent upon the efforts, abilities and expertise of Dr. Johnny R. Thomas, Chief Executive Officer, as well as each of the Company's six other executive officers. The loss of any of these key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has applied for a key-man life insurance policy in the amount of $3,000,000 on the life of Dr. Thomas. The Company's prospects depend upon its ability to attract and retain qualified marketing, financial, management information system, and other technical personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting or retaining such personnel. See "Management" in the Form 10-KSB.

         Cyclical Nature of Agricultural Products.  Agricultural products,
         ----------------------------------------
  including forage and turfgrass seed, generally follow cyclical business patterns. Most agricultural products are commodities that are subject to wide fluctuations in price based on supply of the products and demand for, in this case, the raw or processed seed. Furthermore, the demand for seed is dependent on the demand of farmers, which is influenced by the general farm economy. The production of seed is subject to a variety of nature's adversities including drought, wind, hail, disease, insects, early frost and numerous other forces that could adversely affect the growing of seed in any growing season, resulting in larger fluctuations in results of operations between quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality of Business and Quarterly Comparisons" in the Form 10-KSB.

       Seasonality of Quarterly Results.  The Company's seed business is subject
       --------------------------------
  to wide seasonal fluctuations which reflect the typical purchasing and growing patterns for forage and turfgrass crops. In addition, weather affects commodity prices, seed yields and planting decisions by farmers. Results of operations from quarter to quarter will not necessarily reflect the results for the entire year and are not necessarily indicative of results which may be expected for any other interim period. Management believes that quarterly sales will continue to fluctuate significantly depending on, among other things, the breakdown of the Company's sales between the forage and turfgrass
  sectors for any specific period of time.    See "Management's Discussion and
  Analysis of Financial Condition and Results of Operations--Seasonality of Business and Quarterly Comparisons" in the Form 10-KSB.

       Government Regulation.  The Company's operations are directly and
       ----------------------
  indirectly subject to various Federal and state environmental controls and regulations. Management believes that the Company is in substantial compliance with existing environmental regulations, but can give no assurance that it can maintain such compliance without incurring substantial cost and expense if additional laws and regulations are enacted or promulgated.

       While not affecting the Company's operations, certain government regulations may have an effect on the demand for the Company's products. For example, from time to time the federal government has imposed restrictions on the sale of certain commodities to certain countries, including commodities the seed for which are produced by the Company. In addition, United States government agricultural policies are designed to maintain a balanced supply and demand for certain commodities by regulating planted acreage through set-asides in certain crops. Adherence to set-asides is the basis for farmer's eligibility for government subsidy payments and other benefits. An increase in the set-aside for a crop generally reduces farmer demand for seed for that crop, and a decrease in the set-aside generally increases demand for that seed. In addition, other government policies, such as subsidizing export sales of certain commodities, ultimately affect seed sales. Certain of the Company's sales of seed are subject to demand swings resulting from changes in these programs.

       Adoption of regulations regarding the allocation of water in California, Arizona and other states with limited water supplies could result in a reduction of the number of acres planted with various crops, reducing the demand for the Company's products in those states.

       The development of seed of genetically altered plants is regulated by the Environmental Protection Agency (the "EPA"), the U.S. Department of Agriculture (the "USDA"), the Food and Drug Administration and various state agencies. The Federal agencies require permits for field testing and the EPA also regulates insecticide and herbicide products. The Company is not aware of any pending legislation that would materially impact either its traditional product development or commercialization of seed from genetically altered plants. There can be no assurance that regulatory agencies administering existing or future regulations or legislation will allow the Company to produce and market genetically engineered seed, if at all, in a timely manner or under technically or commercially feasible conditions. The Company's inability to produce such seed could have a material adverse effect on the Company.

       Adverse Effect of Potential Future Sales of Common Stock.  Of the
       --------------------------------------------------------
  Company's 31,208,738 issued and outstanding shares of Common Stock as of February 23, 1998, approximately 3,400,000 shares are "restricted securities" as that term is defined under Rule 144 under the Securities Act. All but approximately 1,030,000 of these restricted shares have been registered for resale under the Securities Act. As of February 23, 1998, an additional 6,254,916 shares of Common Stock were issuable without restriction upon exercise of outstanding options and 305,202 shares of Common Stock upon conversion of outstanding shares of convertible Preferred Stock, and are either exempt from registration or have been registered under the Securities Act. The Company is unable to predict the effect that sales made under Rule 144, sales made pursuant to registration statements, or otherwise, may have on the then existing market price of the Company's securities. The possibility exists that the sale of any of these Securities, or even the potential of such sales, may be expected to have a depressive effect on the price of the Company's securities in any public trading market. This could impair the Company's ability to raise additional equity capital.

       Public Market Risks; Possible Volatility of Securities Prices.  The
       -------------------------------------------------------------
  market price for the Company's securities has been and may continue to be volatile. Factors such as the Company's financial results, financing efforts, changes in earnings estimates by analysts, conditions in the Company's business and various factors affecting the agricultural industry generally may have a significant impact on the market price of the Company's securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility, and market prices for many companies, particularly small and emerging growth companies, the common stock of which trades in the over-the-counter market, have experienced wide price fluctuations and volatility which have not necessarily been related to the operating performance of such companies themselves. Any such fluctuations or general economic and market trends could adversely affect the price of the Company's securities. In view of the foregoing factors, in some future quarters the Company's operating results may be below the expectations of public market analysts and investors. In that event, the price of the Company's securities would likely be materially adversely affected. See "Market for Common Equity and Related Stockholder Matters" in the Form 10-KSB.

       Immediate Substantial Dilution.  The Company's present stockholders
       ------------------------------
  acquired their shares of Common Stock at costs substantially below the offering price of the Common Stock to be sold in this offering. Therefore, investors purchasing Common Stock in this offering will incur an immediate and substantial dilution.

                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The selected financial data in the following table should be read in conjunction with the Company's Financial Statements and the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information incorporated by reference herein. The historical selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of each of the years ended June 30, 1997 and 1996, the nine-month period ended June 30, 1995, and each of the years ended September 30, 1994 and 1993 are derived from the consolidated financial statements of ABT and subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of June 30, 1997 and 1996, and for the years then ended and the nine-month period ended June 30, 1995, and the reports thereon, are incorporated by reference in this Prospectus. The selected financial data presented below for, and as of the end of, the six months ended December 31, 1997 and 1996 are derived from the unaudited consolidated financial statements of the Company incorporated by reference in this Prospectus. In the opinion of management, the unaudited consolidated financial statements for the interim periods include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for the six months ended December 31, 1997 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality of Business and Quarterly Comparisons" and "Business--Acquisition Program" in the Company's Form 10-KSB for information that affects a comparison of the Company's quarterly results of operations.

STATEMENT OF OPERATIONS DATA:

                                       SIX MONTHS                                                    YEAR ENDED
                                    ENDED DECEMBER 31,          YEAR ENDED JUNE 30,   NINE MONTHS      JUNE 30,
                                    ------------------          -------------------  ENDED JUNE 30,--------------
                                     1997     1996               1997     1996         1995(1)      1994    1993
                                    -------  -------            -------  -------    -------------- ------  ------

Net sales...............            $63,815  $20,941            $65,904  $25,962     $ 4,754     $   29  $   12
Cost of sales...........             51,586   16,174             49,527   19,236       3,398         12       3
                                    -------  -------            -------  -------     -------     ------  ------
Gross Profit............             12,229    4,767             16,377    6,726       1,356         17       9
Operating expenses......             12,679    6,833             17,972    9,637       2,779        915     171
                                    -------  -------            -------  -------     -------     ------  ------
Earnings (loss) from
 operations.............               (450)  (2,066)            (1,595)  (2,911)     (1,423)      (898)   (162)
Other income (expense)..               (158)    (408)            (1,119)    (413)        (16)        (8)    (30)
                                    -------  -------            -------  -------     -------     ------  ------
Net (loss)..............               (608)  (2,474)            (2,714)  (3,324)     (1,407)      (890)   (192)
Discount and imputed
 dividends on preferred
 stock..................                 53    2,978              3,233    2,318         --         --      --
                                    -------  -------            -------  -------     -------     ------  ------
Net (loss) attributable
 to common stock........            $  (662) $(5,452)           $(5,947) $(5,642)    $(1,407)    $ (890) $ (192)
                                    =======  =======            =======  =======     =======     ======  ======
Shares of common stock
 used in computing
 (loss) per share of
 common stock:
 Basic..................             25,905   10,809             15,549    7,459       5,485      3,911   1,205
 Diluted................             25,905   10,809             15,549    7,459       5,485      3,911   1,205
Net (loss) per share of
 common stock:
 Basic..................            $ (0.03) $ (0.50)           $ (0.38) $ (0.76)    $ (0.26)    $(0.23) $(0.16)
 Diluted................            $ (0.03) $ (0.50)           $ (0.38) $ (0.76)    $ (0.26)    $(0.23) $(0.16)

BALANCE SHEET DATA:

                                                   JUNE 30,          SEPTEMBER 30,
                              DECEMBER 31,  -----------------------  -------------
                                 1997        1997    1996   1995(1)   1994   1993
                              -----------   ------- ------- -------  ------ -------
Cash and cash
 equivalents............       $  8,236     $ 2,554 $ 2,522 $1,423     $441 $    14
Total assets............        106,355      96,113  26,184  8,014      765     309
Long-term obligations...          5,274       2,667   1,055    148      106     213
Total liabilities.......         25,758      50,125  12,161  1,681      261     384
Working capital.........         37,954       7,555   6,461  3,792      375    (157)
Stockholders' equity....         80,597      44,988  14,022  6,333      504     (75)

-------

(1) The Company changed its fiscal year end to June 30th effective in 1995.

                              SELLING STOCKHOLDERS

       An aggregate of 7,000,000 Shares are issuable to (a) various persons in connection with completed, pending and future acquisitions by the Company including, but not limited to, 30,109 shares listed in the table below issued in connection with a completed acquisition and 1,464,091 shares anticipated to be issued in connection with the Pending Acquisitions, or (b) in Private Placements to Investors.

       The following table sets forth information as of March 2, 1998, based on information obtained from the Selling Stockholders named below, with respect to the beneficial ownership of Shares being registered hereunder; the number of Shares known to the Company to be held by each; the number of Shares to be sold by each; and the percentage of outstanding shares of Common Stock beneficially owned by each, before this offering and assuming that no Shares will be owned after this offering.

                                                                          Percentage of Outstanding
                           Amount and Nature of     Number of Shares to      Shares Owned Before
         Name             Beneficial Ownership(1)          be Sold                Offering(2)
         -----            ------------------------  -------------------  ----------------------------
Fred and Janice Clark           134,887 (3)(4)            16,560                      *

Brent Clark                      66,691 (3)(4)             4,516                      *

Steven Jensen                    48,398 (3)(5)             3,844                      *

Gary Parker                       8,021 (6)(7)             2,205                      *

Ruth Lytle                        6,892 (6)(8)             1,492                      *

Curt Croshaw                     11,892 (6)(4)             1,492                      *

_____________________
   *   Less than 1%

  (1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Assumes, for each person, that the exercisable and convertible Securities that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised.

  (2) Based on 31,208,738 shares of Common Stock issued and outstanding as of February 23, 1998.

  (3) These shares were issued in lieu of a cash payment due on January 1, 1998 to the former owners of Clark Seeds, Inc.

  (4) Excludes 1,400 shares, 11,000 shares and 40,000 shares issuable to Fred and Janice Clark, Brent Clark and Curt Croshaw, respectively, issuable upon exercise of options not currently exercisable.

  (5) Includes 1,900 shares issuable upon exercise of currently exercisable options, but excludes 2,000 shares issuable upon exercise of options not currently exercisable.

  (6) These shares were issued to authorized "stand-by" purchasers of common stock not taken by the former owners of Clark Seeds, Inc.

  (7) Includes 1,200 shares issuable upon exercise of currently exercisable options, but excludes 600 shares issuable upon exercise of options not currently exercisable.

  (8) Includes 5,400 shares issuable upon exercise of currently exercisable options, but excludes 25,100 shares issuable upon exercise of options not currently exercisable.

                           DESCRIPTION OF SECURITIES

  AUTHORIZED
  ----------

       The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

  COMMON STOCK
  ------------

       The Company is authorized to issue 75,000,000 shares of Common Stock, $.001 par value per share, of which 31,208,738 shares were issued and outstanding as of February 23, 1998. All of the outstanding shares of Common Stock and those issuable upon completion of this offering, are and will be, duly authorized, validly issued, fully paid and non-assessable. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. Holders of shares of Common Stock are entitled to receive such dividends as may be declared on Common Stock by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company available upon liquidation subject to rights of creditors and any shares of Preferred Stock. The holders of shares of Common Stock do not have the right to cumulate their votes in the election of directors and, accordingly the holders of more than 50% of all the Common Stock outstanding are able to elect all directors. The current officers and directors beneficially held 4,984,975 (15.9%) of the shares outstanding and 7,362,975 shares or 21.9%, after giving full effect to the exercise of their options exercisable as of February 23, 1998. Therefore, the officers and directors may be able to control the Company.

  PREFERRED STOCK
  ---------------

       The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.001 par value per share. At February 23, 1998, the Company had: (a) 900 shares of Series B Convertible Preferred Stock issued and outstanding, with a liquidation preference of $1,068,164 and convertible into 240,713 shares of Common Stock, and (b) 200 shares of Series C Convertible Preferred Stock with a liquidation preference of $222,619 and convertible into 64,489 shares of Common Stock.

       The Preferred Stock may be divided by the Company's Board of Directors from time to time into one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by stockholders. The Company has no present plans, proposals, commitments or arrangements to issue any additional shares of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Although the Preferred Stock may be used for any lawful purpose, the Company has agreed not to use it as an anti-takeover device that could be utilized as a method of discouraging, delaying or preventing a change in control of the Company without the approval of the Company's stockholders.

  REGISTRAR AND TRANSFER AGENT

       The Registrar and Transfer Agent for the Company's Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                              PLAN OF DISTRIBUTION

       A portion of the Shares offered hereby are issuable by the Company in original equity issuances to qualified Institutional Buyers (as defined in Rule 144A promulgated under the Securities Act), institutional accredited investors (as defined in Rule 501(A)(1), (2), (3) or (7) promulgated under the Securities Act), other accredited investors and broker/dealers who are members in good standing with the National Association of Securities Dealers, Inc. or to foreign broker-dealers. The Shares offered hereby may be sold from time to time by Selling Stockholders in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      The Shares may be issued without restrictive legend and, subject to any lock-up agreements entered into with the Company, may be sold without restriction. Such shares may also be issued to the same classes of buyers with restrictive legends for resale by such Selling Stockholders. Prior to any use of this Prospectus for the resale of the Shares, this Prospectus will be amended or supplemented, if necessary, to set forth the name of the Selling Stockholder, the number of Shares beneficially owned by such Selling Stockholder, and the number of Shares to be offered for resale by such Selling Stockholder. The supplemented or amended Prospectus will also disclose whether any Selling Stockholder has held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the supplemented or amended prospectus.

      The Shares may be sold from time to time directly by the Selling Stockholders and/or by their assignees, transferees, pledgees or other successors for their own accounts and not for the account of the Company. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents. The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions that may take place in the over-the-counter market including (a) ordinary broker's transactions and transactions in which the broker solicits purchases; (b) privately negotiated transactions or pledges, (c) through sales to one or more broker/dealers for resale of such shares as principals, pursuant to this Prospectus; (d) in a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; or (e) in exchange distributions and/or secondary distributions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

       The Selling Stockholders, Investors, their transferees, intermediaries, donees, pledgees or other successors in interest through whom the Shares are sold may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, with respect to the Shares offered and any profits realized or commissions received may be deemed to be underwriting compensation. Any broker-dealers that participate in the distribution of the Shares also may be deemed to be "underwriters", as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any shares purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Act.

       Registration of a portion of the Shares is being made pursuant to agreements with the Company pursuant to which the Company will pay all expenses incident to the offering and sale of the Shares to the public except as described hereinafter. The Company will not pay, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Stockholders. In some cases, the Company has agreed to indemnify the Selling Stockholders and may indemnify any broker-dealer that participates in transactions involving the sale of Shares against certain liabilities, including liabilities under the Act. See "Commission Position on Indemnification for Securities Act Liabilities" below.

       There can be no assurance that the Company or any of the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them hereunder.

       The sale of the Shares is subject to the Prospectus delivery and other requirements of the Act. To the extent required, the Company will use its best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Shares to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including, but not limited to, the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

       Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the Shares of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" period five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.


                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

       The validity of the Shares offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 43,823 shares of the Company's Common Stock and individual members of the firm own additional shares of Common Stock.

                                    EXPERTS

       The consolidated financial statements of AgriBioTech, Inc. as of June 30, 1997 and 1996 and for the years then ended and the nine-month period ended June 30, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the retroactive effect of a change in accounting for its convertible preferred stock.

       The combined financial statements of Germain's Inc. and W-L Research, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of E.F. Burlingham & Sons as of December 31, 1996 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

       The financial statements of Olsen Fennell Seeds, Inc. as of December 31, 1996 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

       The combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership as of December 31, 1997 and 1996 and for the years ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

       The financial statements of Lofts Seed, Inc. as of November 30, 1997 and December 31, 1996 and for the eleven-month period ended November 30, 1997 and the six-month period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

       The financial statements of Lofts Seeds, Inc. as of June 30, 1996 and 1995 and for the years then ended have been incorporated by reference herein in reliance upon the report of Amper, Politziner & Matia, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

       The financial statements of Budd Seed, Inc. as of November 30, 1997 and December 31, 1996 and 1995 and for the ten-month period ended November 30, 1997 and the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

       The financial statements of Sunbelt Seeds, Inc. as of November 30, 1997 and January 31, 1997 and 1996 and for the ten-month period ended November 30, 1997 and the years ended January 31, 1997 and 1996 have been incorporated by reference herein in reliance upon the report of Blackwell, Poole & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

       The financial statement of Willamette Seed Co. as of June 30, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance on the report of Price, Koontz & Davies, P.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14.  Other Expenses of Issuance and Distribution
  -------   -------------------------------------------

       The expenses in connection with the issuance and distribution of the securities being registered shall be borne by the Registrant and are estimated as follows:

       SEC Filing Fee...................  $28,503.78
       Printing and Engraving Expenses..    3,000.00
       Legal Fees and Expenses..........   10,000.00
       Accounting Fees and Expenses.....   10,000.00
       Miscellaneous....................    3,496.22
                                          ----------
     Total:.............................  $55,000.00
                                          ==========

  Item 15.  Indemnification of Directors and Officers
  -------   -----------------------------------------

       Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

       The Company maintains insurance protecting its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

       Article Ninth of the Registrant's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent allowed by the Nevada General Corporation Law ("GCL"), which provides in relevant part as follows:

  Section 78.751:
  Advancement of Expenses

       1. Any discretionary indemnification under section 5 of this act, unless ordered by a court or advanced pursuant to subsection 5, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

       (a)  By the stockholders;

       (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

       (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

       (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

       2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

       3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

       (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 5 of this act or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

       (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

  Indemnification of Officers, Directors, Employees and Agents.

       1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.


  Section 78.752:
  Insurance and Other Financial Arrangement Against Liability of Directors, Officers, Employees and Agents.

       1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

       2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

       (a)  The creation of a trust fund.

       (b)  The establishment of a program of self-insurance.

       (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

       (d) The establishment of a letter of credit, guaranty or surety.

  No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

       3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

       4.   In the absence of fraud:

       (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

       (b) The insurance or other financial arrangement:

            (1)  Is not void or voidable; and

            (2) Does not subject any director approving it to personal liability for his action,

  even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

       5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

       Article VI of the Registrant's Bylaws provides as follows:

                                Indemnification
                                ---------------

       On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

       On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

  ITEM 16.  EXHIBITS, LIST AND REPORTS ON FORM 8-K

       (a)       Exhibits

  Exhibit No.    Description
  -----------    -----------

   * 5.1         Securities opinion of Snow Becker Krauss P.C.

   *23.1         Consent of KPMG Peat Marwick LLP.

   *23.2         Consent of Cannon & Company

   *23.3         Consent of Price, Koontz & Davies, P.C.

   *23.4         Consent of Amper, Politziner & Matia

   *23.5         Consent of Blackwell, Poole & Company

   *23.6 Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.

   *24.1         Power of Attorney (on signature page)
  ___________________

  *    Filed with this Registration Statement.

  Item 17.  Undertakings
  -------   ------------

       The Registrant hereby undertakes:

       (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

            (iii) include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (4) For determining liability under the Act, to treat each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (6) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or
  (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

            (7) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 10, 1998.

                                                AGRIBIOTECH, INC.

                                                By: /s/ Johnny R. Thomas
                                                    ----------------------------
                                                    Johnny R. Thomas, Chairman
                                                        of the Board

                               POWER OF ATTORNEY

       Each of the undersigned hereby authorizes Johnny R. Thomas or Henry A. Ingalls as his attorneys-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such persons as attorneys-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ Johnny R. Thomas         Chairman  of the Board (Principal        March 10, 1998
------------------------     Executive Officer and Director
Johnny R. Thomas

/s/ Kent Schulze             President and Director                   March 10, 1998
------------------------
Kent Schulze

/s/ Henry A. Ingalls         Vice President and Treasurer (Principal  March 10, 1998
------------------------     Financial and Accounting Officer)
Henry A. Ingalls

/s/ Scott J. Loomis          Vice President and Director              March 10, 1998
------------------------
Scott J. Loomis

/s/ John C. Francis          Vice President, Secretary and Director   March 10, 1998
------------------------
John C. Francis

/s/ James W. Hopkins         Director                                 March 10, 1998
------------------------
James W. Hopkins

/s/ Richard P. Budd          Director                                 March 10, 1998
------------------------
Richard P. Budd

  ITEM 16.  EXHIBITS, LIST AND REPORTS ON FORM 8-K

       (a)       Exhibits

  Exhibit No.    Description
  -----------    -----------

   * 5.1         Securities opinion of Snow Becker Krauss P.C.

   *23.1         Consent of KPMG Peat Marwick LLP.

   *23.2         Consent of Cannon & Company

   *23.3         Consent of Price, Koontz & Davies, P.C.

   *23.4         Consent of Amper, Politziner & Matia

   *23.5         Consent of Blackwell, Poole & Company

   *23.6 Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.

   *24.1         Power of Attorney (on signature page)
  ___________________

  *    Filed with this Registration Statement.